UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 14, 2010
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CHINA JO-JO DRUGSTORES, INC.
(Exact name of registrant as specified in Charter)
Nevada	001-34711	98-0557852
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)
Room 507-513, 5th Floor, A Building, Meidu Plaza Gongshu District, Hangzhou, Zhejiang Province People’s Republic of China
(Address of Principal Executive Offices)

+86 (571) 88077078
(Issuer Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2010, the Registrant entered into a Loanout Agreement with Worldwide Officers, Inc., a California corporation (“WOI”), pursuant to which the Registrant formally engaged the services of Mr. Bennet P. Tchaikovsky as its chief financial officer. Mr. Tchaikovsky has been serving as the Registrant’s chief financial officer since September 2009, without a written agreement with the Registrant.

Under the Loanout Agreement, the Registrant engages the services of Mr. Tchaikovsky as its chief financial officer for a term of one year beginning May 14, 2010 (the “Term”), for cash compensation of $100,000 payable to WOI in 4 installments of $25,000 upon the signing of the Loanout Agreement and on July 28, 2010, October 28, 2010 and January 28, 2011. The Registrant also agrees, as further compensation for Mr. Tchaikovsky’s services, to issue to WOI 10,000 shares of the Registrant’s common stock in the form of a restricted stock grant (the “Stock Grant”), which shall be held in escrow and vest in five installments, and distributed to WOI or its designee at the end of the Term. In addition, the Registrant agrees to issue to WOI 4,000 shares of the Registrant’s common stock as bonus (the “Bonus”). Both the Stock Grant and the Bonus are to be issued under a stock incentive plan to be adopted by the Registrant, which the Registrant agrees to use best efforts to adopt by August 31, 2010. In addition to the foregoing, WOI is also entitled to reimbursement of reasonable expenses incurred in connection with Mr. Tchaikovsky’s services, and Mr. Tchaikovsky is entitled to be included as an insured under a directors and officers’ insurance policy to be obtained by the Registrant.

The Loanout Agreement terminates upon Mr. Tchaikovsky’s death. If Mr. Tchaikovsky is unable to perform his duties as chief financial officer for over 45 consecutive days during the Term, the Registrant may terminate the Loanout Agreement by 10-day written notice thereafter. The Registrant may also terminate the Loanout Agreement for cause, upon notice if at any time Mr. Tchaikovsky: (a) willfully breaches or habitually neglects his duties; or (b) commits acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct that would prevent the effective performance of his duties or would result in material harm to the Registrant or its business. Lastly, the Registrant may terminate the Loanout Agreement without cause upon a 30-day written notice, while WOI may terminate the Loanout Agreement without cause upon a 90-day written notice.

The Loanout Agreement also contains restrictive covenants: (i) preventing the use and/or disclosure of confidential information during the Term or at any time after termination; (ii) preventing competition with the Registrant during the Term and for three years after termination (including contact with or solicitation of the Registrant’s customers, employees or suppliers), provided that WOI and Mr. Tchaikovsky may make investments of up to 2% in the publicly-traded equity securities of any competitor; (iii) requiring WOI and Mr. Tchaikovsky to refer any business opportunities to the Registrant during the Term and for one year after termination.

Concurrently with the entry of the Loanout Agreement, the Registrant entered into an Indemnification Agreement with Mr. Tchaikovsky, pursuant to which the Registrant agrees to hold Mr. Tchaikovsky harmless and indemnify him from and against any expense, liability or loss paid or incurred in connection with any action, suit or proceeding arising from or related to the fact that he is or was an officer of the Registrant, or serving in other capacities at the request of the Registrant, or anything done by him in such capacity.

The foregoing description of the material terms of the Loanout Agreement and the Indemnification Agreement is qualified in its entirety by a copy of such agreements included with this 8-K as Exhibits 99.1 and 99.2.

Item 9.01   Financial Statements and Exhibits

Exhibit Number	Description

99.1	Loanout Agreement with Worldwide Officers, Inc. dated May 14, 2010
99.2	Indemnification Agreement with Mr. Bennet Tchaikovsky dated May 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

China Jo-Jo Drugstores, Inc.
Date:	May 14, 2010	(Registrant)

		By:	/s/ Lei Liu
Lei Liu
Chief Executive Officer